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                                                                     EXHIBIT 3.6

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                      OF
                           SERIES E PREFERRED STOCK
                                      OF
                                 MAXYGEN, INC.

          Maxygen, Inc., a Delaware corporation (the "Corporation"), organized and existing under the laws of the State of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware on May 7, 1996, does by its President and under its corporate seal hereby certify as follows:

          FIRST: That by the Certificate of Incorporation duly filed in the above state, the total number of shares which this corporation may issue is stated by paragraph FOURTH to be as follows:

     "The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Seventy-five Million (75,000,000) shares, comprised of Fifty Million (50,000,000) shares of Common Stock with a par value of $0.0001 per share (the "Common Stock") and Twenty-five Million (25,000,000) shares of Preferred Stock with a par value of $0.0001 per share (the "Preferred Stock")";

and, by said Certificate of Incorporation, the shares of the Preferred Stock are authorized to be issued in one or more series as may be determined from time to time by the board of directors, each of such series to be distinctly designated.

          SECOND: That pursuant to the authority so vested, in the board of directors by the Certificate of Incorporation, the board of directors by unanimous written consent adopted the following resolutions:

          RESOLVED, that a series of the class of Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions are as follows:

     A.   SERIES E PREFERRED STOCK
          ------------------------

          1.  Designation of Series.
              ---------------------

          800,000 shares of the Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series E Preferred Stock ("Series E Preferred"), the powers, preferences and relative and other rights and the qualifications, limitations and restrictions of which are fixed and determined in this Section A.
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          2.   Dividends.
               ---------

          The holders of the then outstanding shares of Series E Preferred shall be entitled to receive, when, as and if declared by the Board out of any funds legally available therefor, noncumulative dividends at the rate of $0.50 per share (as adjusted for any stock dividend, combination or split with respect to such shares) per annum. No dividends shall be paid on any other series of Preferred Stock of the Company unless dividends are paid ratably, in proportion to the respective annual dividend rates fixed therefor, on the Series E Preferred. No dividends (other than those payable solely in Common Stock) shall be paid or declared on the Common Stock during any fiscal year of the Corporation until dividends in the total amount of $0.50 per share (as adjusted for any stock dividend, combination or split with respect to such shares) on the Series E Preferred shall have been paid or declared and set apart during such fiscal year. So long as shares of Series E Preferred remain outstanding, no dividends shall be paid or declared on the Common Stock at an annual rate in excess of $0.50 per share (as adjusted for any stock dividend, combination or split with respect to such shares) or on any other shares of Preferred Stock at a rate per share of more than 8% of the liquidation preference of such shares of Preferred Stock. No right shall accrue to holders of shares of Series E Preferred by reason of the fact that dividends on such shares are not declared, nor shall any undeclared or unpaid dividends bear or accrue interest.

          3.   Liquidation Rights.
               ------------------

               (a) In the event of any (i) reorganization, merger or consolidation of the Corporation in which the holders of the Common Stock and Preferred Stock of the Corporation immediately preceding the reorganization, merger or consolidation do not own 50% or more of the capital stock of the entity surviving such reorganization, merger or consolidation, or if such capital stock is not entitled to elect a majority of the directors of the surviving entity, (ii) sale, lease, assignment, license, transfer or other conveyance of all or substantially all the assets of the Corporation or (iii) liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, (collectively, a "Liquidating Event"), after payment or provision for payment of the debts and other liabilities and obligations of the Corporation and subject to Section A(3)(c) below, the holders of each share of Series E Preferred then outstanding shall be entitled to elect to be paid out of the net assets of the Corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $6.25 per share of Series E Preferred (as adjusted for any stock dividend, combination or split with respect to such shares), plus an amount equal to any previously declared but unpaid dividends thereon (collectively, the "Series E Liquidation Preference"). In the event insufficient funds are available to pay the Series E Liquidation Preference together with any liquidation preference payable on any other series of Preferred Stock of the Company, the net assets of the Company shall be paid ratably to the holders of Series E Preferred and any other series of Preferred Stock that have such rights in proportion to the preferential amount each such holder is otherwise entitled to receive.

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               (b)  After payment in full of the Series E Liquidation Preference and the liquidation preference payable on any other series of Preferred Stock, the remaining net assets of the Corporation available for distribution shall be distributed ratably to the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

               (c) Upon the occurrence of a Liquidating Event described in clauses (i) or (ii) of Section A(3)(a) above, the holders of a majority of the shares of Series E Preferred then outstanding shall have the right to elect on behalf of all of the holders of Series E Preferred the benefits of the provisions of Section A(5)(i) below in lieu of receiving payment of the Series E Liquidation Preference and other payments pursuant to this Section A(3).

          4.   Voting Rights.
               -------------

          Except as otherwise expressly provided herein or as required by law, the holders of each share of Series E Preferred shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and with respect to such vote, shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to a number of votes equal to the largest number of full shares of Common Stock into which such shares of Series E Preferred could be converted, pursuant to the provisions of Section A(5) below, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or to the extent class or series voting is otherwise required by law or agreement, the holders of shares of Series E Preferred, the holders of any other series of Preferred Stock that have such voting rights and the holders of Common Stock shall vote together as a single class and not as separate classes on all matters.

          5.   Conversion.
               ----------

          The holders of the Series E Preferred shall have the following conversion rights (the "Conversion Rights"):

               (a)  Right to Convert. Each share of Series E Preferred shall be
                    ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share but prior to the closing date for a Qualified Public Offering (as that term is hereinafter defined), at the office of the Corporation or any transfer agent, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as that term is hereinafter defined) therefor in effect at the time of conversion determined as provided in this Section A(5) without payment of any kind. A "Qualified Public Offering" shall mean an underwritten public offering of the Corporation's Common Stock registered under the Securities Act of 1933, as amended, the gross proceeds of which to the Corporation and/or selling stockholders, if any, are at least $10 million (before deducting any underwriting fees or selling commissions), provided that the public offering price per share (before deducting any underwriting fees or selling commissions) is at least $8.00 per share (as adjusted for any stock dividend, combination or split with respect to such shares).

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               (b)  Conversion Price. Shares of Series E Preferred shall be
                    ----------------
convertible into the number of shares of Common Stock that results from dividing $6.25 by the Conversion Price per share in effect at the time of conversion for each share of Series E Preferred being converted. The Conversion Price per share for the Series E Preferred at the date on which the first share of the Series E Preferred is issued (the "Original Issue Date") shall be $6.25 and shall be subject to adjustment from time to time thereafter as provided in this Section A(5).

               (c)  Automatic Conversion. Each share of Series E Preferred which
                    --------------------
remains outstanding on the closing date for a Qualified Public Offering (the "Registration Date") shall automatically, and without any action on the part of the holder thereof or the Corporation, be converted on the same basis and at the same Conversion Price as if each holder thereof had properly exercised his right to convert on the day next preceding the Registration Date; provided that (i) such conversion shall be effective immediately prior to the consummation of a Qualified Public Offering and (ii) the Corporation shall have no obligation to issue and deliver to any such holder of Series E Preferred on such date a certificate for the number of shares of Common Stock to which he shall be entitled until such time as such holder shall have surrendered his certificate or certificates for his Series E Preferred, duly endorsed, at the office of the Corporation or any transfer agent or the holder notifies the Corporation that such certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. All rights with respect to shares of Series E Preferred outstanding on the Registration Date shall forthwith after the Registration Date terminate, except only the right of the holders of such shares to receive Common Stock upon surrender of their certificates for the Series E Preferred.

               (d)  Mechanics of Conversion; Unpaid Dividends. Before any holder
                    -----------------------------------------
of Series E Preferred shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent, and shall give written notice by mail, postage prepaid, to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series E Preferred being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series E Preferred or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. In case the number of shares of Series E Preferred represented by the certificate or certificates surrendered for conversion pursuant to this Section A(5) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder at the expense of the Corporation a new certificate or certificates for the number of shares of Series E Preferred represented by the certificate or certificates surrendered which are not to be converted.

               Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date notwithstanding that the stock transfer books are closed or certificates evidencing shares of Common Stock have not been delivered. Any dividends previously declared but unpaid on shares of Series E Preferred surrendered for conversion shall be paid in cash contemporaneously with the issuance of certificates evidencing shares of Common Stock upon the conversion.

               (e)  Adjustment for Stock Splits and Combinations. If the
                    --------------------------------------------
Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Corporation shall at any time or from time to time after the Original Issue Date reduce the outstanding shares of Common Stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment pursuant to this Section A(5)(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (f)  Adjustment for Certain Dividends and Distributions. In the
                    --------------------------------------------------
event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series E Preferred then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series E Preferred then in effect by a fraction:

                    (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                    (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series E Preferred shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series E Preferred shall be adjusted pursuant to this Section A(5)(f) as of the time of actual payment of such dividends or distributions.

               (g)  Adjustments to Dividends and Distributions. In the event the
                    ------------------------------------------
Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series

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E Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series E Preferred been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section A(5) with respect to the rights of the holders of the Series E Preferred.

               (h)  Adjustment for Reclassification, Exchange or Substitution.
                    ---------------------------------------------------------
If the Common Stock issuable upon the conversion of the Series E Preferred shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in sections A(5)(f) and (g) above, or a reorganization, merger, consolidation or sale of assets provided for in Section A(5)(i) below) then and in each such event the holder of each share of Series E Preferred shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the numbers of shares of Common Stock into which such shares of Series E Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided in this Section A(5).

               (i)  Reorganization, Mergers, Consolidations or Sales of Assets.
                    ----------------------------------------------------------
If at any time or from time to time after the Original Issue Date there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A(5)) or a merger or consolidation of the Corporation in which the holders of the Common Stock and Preferred Stock of the Corporation immediately preceding the merger or consolidation do not own 50% or more of the capital stock of the entity surviving such merger or consolidation or if such capital stock is not entitled to elect a majority of the directors of the surviving entity, or the sale, lease, assignment, license, transfer or other conveyance of all or substantially all the Corporation's properties and assets to any other person (each a "Reorganization Event"), and if as a part of such Reorganization Event, the Series E Preferred is not canceled, exchanged, redeemed or otherwise retired, then provision shall be made so that the holders of the Series E Preferred shall thereafter be entitled to receive upon conversion of the Series E Preferred, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Reorganization Event, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series E Preferred would have been entitled on such Reorganization Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A(5) with respect to the rights of the holders of the Series E Preferred after the Reorganization Event to the end that the provisions of this Section A(5) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series E Preferred) shall be applicable after that event as nearly equivalent as may be practicable. The holders of at least a majority of the Series E Preferred upon the occurrence of a Reorganization Event shall have the option of electing on behalf of all of the holders of Series E Preferred treatment of all shares of Series E Preferred under either this Section A(5)(i) or Section A(3) hereof, notice of which election shall be submitted in writing to the Corporation at its principal office no later than ten days before the effective date of such event.

               (j)  Sale of Shares Below Conversion Price.
                    -------------------------------------

                    (1) If at any time or from time to time after the Original Issue Date, the Corporation shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend as provided in Section A(5)(f) above, and other than upon a subdivision or combination of shares of Common Stock as provided in Section A(5) (e) above, for a consideration per share less than the then existing Conversion Price for the Series E Preferred, then and in each such case the then existing Conversion Price for the Series E Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction:

                         (A) the numerator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and

                         (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such Additional Shares of Common Stock so issued or sold.

                    (2) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock purchasable on conversion of Series E Preferred as provided above, the consideration received by the Corporation for any issue or sale of securities shall:

                         (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Corporation in connection with such issue or sale;

                         (B) to the extent it consists of services or property other than cash, be computed at the fair market value of such services or property as determined in good faith by the board of directors; and

                         (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the

               Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the board of directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (3) For the purpose of the adjustment provided in Section A(5)(j)(1), if at any time or from time to time after the Original Issue Date the Corporation shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price for the Series E Preferred, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock, issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon exercise or conversion of such options or rights. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

          If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options, or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights and options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation on the conversion of such, Convertible Securities.

                    (4) For the purpose of the adjustment provided for in Section A(5)(j)(1), if at any time or from time to time after the Original Issue Date the Corporation shall issue any rights or options for the purchase of Convertible Securities, then in each such case, if the Effective Price thereof is less than the then existing Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such options or rights and upon the conversion of such Convertible Securities. For the purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities.

          The provisions of Section A(5)(j)(3) above for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this Section 13
(5)(j)(4).

               (k)  Definition. The term "Additional Shares of Common Stock" as
                    ----------
used herein shall mean all shares of Common Stock issued or deemed to be issued by the Corporation after the Original Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than (1) shares of Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred;
(2) up to 6,000,000 shares of Common Stock (as adjusted for any stock dividend, combination or split with respect to such shares) issued to employees, officers, directors, consultants or other persons performing services for the Corporation (if so issued solely because of any such person's status as an officer, director, employee, consultant or other person performing services for the Corporation and not as part of any offering of the Corporation's securities) pursuant to any stock option plan, stock purchase plan, management incentive plan, consulting agreement or arrangement or other contract or undertaking approved in the good faith and reasonable judgment of the disinterested members of the board of directors; and (3) shares issued in the good faith and reasonable judgment of the disinterested members of the board of directors as consideration for more favorable interest or rental terms in connection with equipment leasing or loan transactions approved by the board of directors.

               (l)  Accountants' Certificate of Adjustment. In each case of an
                    --------------------------------------
adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series E Preferred, the Corporation, at its expense, shall cause independent certified public accountants of recognized standing selected by the Corporation (who may be the independent certified public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series E Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (1) the Conversion Price at that time in effect for the Series E Preferred, and (2) the number of additional shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series E Preferred.

               (m)  Notices of Record Date. In the event that the Corporation
                    ----------------------
shall propose at any time, or from time to time, to (1) declare any dividend or distribution upon its Common Stock or Preferred Stock, (2) effect any reclassification or recapitalization of the Common Stock or Preferred Stock, (3) reorganize, merge or consolidate the Corporation with or into any other corporation, (4) sell, lease, assign, license, transfer or otherwise convey all or substantially all of the assets of the Corporation, (5) dissolve or wind up the affairs of the Corporation, or (6) offer for sale to the public any shares of Common Stock, the Corporation shall provide notice to each holder of Series E Preferred, or if any matter is to be voted on by any stockholder of the Corporation, the Corporation shall provide notice to each holder of Series E Preferred, as follows:

                    (1) with respect to item (1) above, at least 30 days prior written notice of the date on which a record shall be taken for such dividend or distribution;

                    (2) with respect to items (2), (3), (4) and (5) above, at least 30 days prior written notice of the date on which a record shall be taken for determining the right to vote on such matter, and, in addition, the date on which the proposed transaction will be effective and the date on which the holders of shares of Common Stock and Preferred Stock shall be entitled to exchange their shares for securities or other property deliverable upon the occurrence of the proposed transaction; and

                    (3) with respect to item (6), at least 30 days prior written notice of the date on which shares of Common Stock shall be offered to the public; and

                    (4) with respect to the last item above, at least 30 days prior written notice of the date on which a record shall be taken for determining the right to vote on such matter.

               (n)  Fractional Shares. No fractional Common Stock shall be
                    -----------------
issued upon conversion of Series E Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by a unanimous vote of the board of directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series E Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

               (o)  Reservation of Stock Issuable Upon Conversion. The
                    ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to enable it to validly and legally issue the shares of its Common Stock that are issuable based upon such adjusted Conversion Price.

               (p)  Notices. Any notice required by the provisions of this
                    -------
Section A(5) to be given to the holder of shares of the Series E Preferred shall be deemed given when received by such holder after the same has been sent by means of certified mail, return receipt requested, postage prepaid, by a reputable overnight courier or messenger for hand delivery and addressed to each holder of record at his address appearing on the books of the Corporation.

               (q)  Payment of Taxes. The Corporation shall pay all taxes and
                    ----------------
other governmental charges (other than taxes measured by the revenue or income of the holders of the Series E Preferred) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the shares of the Series E Preferred.

               (r)  No Dilution or Impairment. The Corporation shall not amend
                    -------------------------
this Certificate of Designation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Section A(5) by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred against dilution or other impairment.

          6.   Restrictions and Limitations.
               ----------------------------

          So long as 1,750,000 shares of Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any corporation at least 50% of whose outstanding voting stock shall at that time be owned directly or indirectly by the Corporation (a "Subsidiary") to, without the vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock:

                    (1) effect any sale, lease, assignment, license, transfer or other conveyance of all or substantially all the assets of the Corporation or any of its Subsidiaries, or any reorganization, consolidation or merger involving the Corporation or any of its Subsidiaries;

                    (2) effect any liquidation, dissolution or winding up of the affairs of the Corporation or any of its Subsidiaries, whether voluntary or involuntary, or file any voluntary petition in bankruptcy, or file any answer or other pleading seeking any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any federal or state law relative to bankruptcy, insolvency or other relief of debtors, or seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator for any assets of the Corporation or any of its Subsidiaries, or any reorganization or reclassification of any capital stock of the Corporation or any of its Subsidiaries; or

                    (3) amend the Certificate of Incorporation of the Corporation.

          7.   No Reissuance of Preferred Stock.
               --------------------------------

          No share or shares of Series E Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue."

               RESOLVED FURTHER, that the said resolutions of the board of directors, and creation and authorization of issuance thereby of said series of Series E Preferred Stock, was duly made by the board of directors pursuant to authority as aforesaid and in accordance with section 151 of the General Corporation Law of the State of Delaware.

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

          IN WITNESS WHEREOF, Maxygen, Inc. has caused this Certificate of Designations, Preferences and Rights to be signed by the undersigned this 3rd day of August, 1999.

                                             MAXYGEN, INC.


                                        By:  /s/ Isaac Stein
                                             ------------------------------
                                             Isaac Stein
                                             Chairman